Exhibit 4.1

SUBORDINATED NOTE

CODORUS VALLEY BANCORP, INC.

4.50% FIXED-TO-FLOATING RATE SUBORDINATED NOTE

DUE DECEMBER 9, 2030

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THIS OBLIGATION IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE OBLIGATIONS OF CODORUS VALLEY BANCORP, INC. (“COMPANY”) TO ITS GENERAL AND SECURED CREDITORS AND IS UNSECURED. IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY COMPANY OR ANY OF ITS SUBSIDIARIES (“SUBSIDIARIES”).

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS NOTE IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SUBORDINATED NOTE PURCHASE AGREEMENT, DATED AS OF DECEMBER 9, 2020, BETWEEN COMPANY AND THE NOTEHOLDERS REFERRED TO THEREIN (THE “AGREEMENT”), A COPY OF WHICH IS ON FILE WITH COMPANY. THE NOTE REPRESENTED BY THIS INSTRUMENT MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE AGREEMENT WILL BE VOID.

THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $500,000 AND MULTIPLES OF $10,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF THIS NOTE IN A DENOMINATION OF LESS THAN $500,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS NOTE.

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY WITHIN THE MEANING OF THE REGULATIONS OF 29 C.F.R. SECTION 2510.3-101 AS MODIFIED BY SECTION 3(42) OF ERISA, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING. ANY PURCHASER OR HOLDER OF THIS NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN TO FINANCE SUCH PURCHASE, OR (ii) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF ANY SUBORDINATED NOTE SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING SUCH SUBORDINATED NOTE.

THIS SUBORDINATED NOTE IS NOT A DEPOSIT AND IT IS NOT INSURED
BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR FUND.

[QIB CUSIP: 192025 AA2	QIB Note No: CVLYQ-___
QIB ISIN: US192025AA20]

[Accredited Investor CUSIP: 192025 AB0	Accredited Investor Note No: CVLYA-__
Accredited Investor ISIN: US192025AB03]

$	December 9, 2020

CODORUS VALLEY BANCORP, INC.
4.50% FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE December 9, 2030

1. Subordinated Notes. This Subordinated Note is one of a duly authorized issue of notes of Codorus Valley Bancorp, Inc., a Pennsylvania corporation (the “Company”), designated as the “4.50% Fixed to Floating Rate Note Due December 9, 2030” (the “Subordinated Notes”) issued pursuant to that Subordinated Note Purchase Agreement, dated as of the Issue Date (as defined herein), between the Company and the several purchasers of the Subordinated Notes identified on the signature pages thereto (the “Agreement”), and initially limited in the aggregate principal amount to $31,000,000.00, but subject to being increased as provided in Sections 17 and 21 below. The “Issue Date” of the Subordinated Notes is December 9, 2020.

2. Payment. The Company, for value received, promises to pay to _______________, or its registered assigns, the principal sum of [·] Dollars ($[·]), plus accrued but unpaid interest on December 9, 2030 (“Maturity Date”) and to pay interest thereon (i) from and including the Issue Date of the Subordinated Notes to but excluding December 30, 2025 or the earlier redemption date contemplated by Section 7 of this Subordinated Note, at the rate of 4.50% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months and payable semiannually in arrears on June 30 and December 30 of each year (each, a “Fixed Interest Payment Date”), beginning June 30, 2021 and (ii) from and including December 30, 2025, to but excluding the Maturity Date or the earlier redemption date contemplated by Section 7 of this Subordinated Note, at the rate per annum (rounded to two decimal places when expressed as a percentage), reset quarterly, equal to the sum of (A) a base rate equal to the then current 90-Day Average SOFR, determined on the Interest Determination Date (as defined below) of the applicable interest period and (B) 404 basis points, computed on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, a “Floating Interest Payment Date”).

(a) An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.

(b) “90-Day Average SOFR” means the most recent 90-Day Average Secured Oversight Financing Rate for U.S. dollar denominated loans and derivatives as published by the Federal Reserve Bank of New York at the Federal Reserve Bank of New York’s Website (as defined below) after 3:00 pm Eastern Time on the publication date most recently prior to the first day of the applicable floating rate interest period (the “Interest Determination Date”).

(i)       If the Company (or the calculation agent, if one has been appointed by the Company) reasonably determines in good faith on the relevant Interest Determination Date that the 90-Day Average SOFR has been discontinued or is no longer being published by the Federal Reserve Bank of New York, then the Company (or the calculation agent, if one has been appointed by the Company) will either (i) use a substitute or successor base rate that it has determined, in its sole, reasonable discretion, is most comparable to the 90-Day Average SOFR or (ii) use the 90-Day Average SOFR as published by an industry standard source. Notwithstanding the foregoing, if the Company (or the calculation agent, if one has been appointed by the

Company) reasonably determines in good faith that there is an industry-accepted substitute or successor base rate, then the Company (or the calculation agent, if one has been appointed by the Company) shall use such substitute or successor base rate (such rate, the “Alternative Rate”);

(ii)       If the Company (or the calculation agent, if one has been appointed by the Company) has determined to utilize a substitute or successor base rate in accordance with the foregoing, the Company (or the calculation agent, if one has been appointed by the Company) in its sole, reasonable discretion may determine what business day convention to use, the definition of business day, the Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the 90-Day Average SOFR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate;

(iii)       The Company (or the calculation agent, if one has been appointed by the Company) shall provide each Noteholder (as defined herein) with notice of its determination of an Alternative Rate promptly after such determination. Notwithstanding anything herein to the contrary, if the Company has appointed a calculation agent for the Subordinated Notes, absent manifest error, the calculation agent’s determination of the Alternative Rate shall be binding and conclusive on the Noteholders and the Company. If the Company has determined the Alternative Rate, and if, within five (5) Business Days (as defined herein) after providing such notice, the Company is notified in writing by the Noteholders of at least a majority in principal amount of the outstanding Subordinated Notes that such Noteholders reasonably believe that the determination of such Alternative Rate is not consistent with this Section 2, then the Company shall appoint a calculation agent for the Subordinated Notes who shall determine the Alternative Rate and the calculation agent’s determination of the Alternative Rate shall be binding and conclusive on the Noteholders and the Company;

(iv)       Notwithstanding the foregoing, in the event that the 90-Day Average SOFR or Alternative Rate, as determined in accordance with this Section 2, is less than zero, the 90-Day Average SOFR or Alternative Rate for such interest period shall be deemed to be zero;

(v)       By issuing this Subordinated Note, the Company agrees, and the holder of this Subordinated Note, by its acceptance of this Subordinated Note, acknowledges that the use of the 90-Day Average SOFR is subject to Terms of Use, as published by the Federal Reserve Bank of New York, and such Terms of Use may be adopted and modified by the Federal Reserve Bank of New York and posted at the Federal Reserve Bank of New York’s Website from time to time; and

(vi)       “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

(c) The Company shall have the right, but not the obligation, except as expressly provided above, to appoint, in its sole discretion, from time to time, an independent calculation agent for the Subordinated Notes. The independent calculation agent shall be a member firm of the Financial Industry Regulatory Authority, Inc. or a successor self-regulatory organization or a bank (as defined in parts (A) through (C) of Section 3(a)(6) of the Securities Exchange Act of 1934, as amended), in each case having total equity capital of not less than $50 million and authorized by law to perform all the duties provided for it by this Section 2. If the Company appoints a calculation agent, the Company shall promptly provide notice to the Noteholders of such appointment.

Any payment of principal of or interest on this Subordinated Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest will accrue in respect of such payment for the period after such day. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the Commonwealth of Pennsylvania are generally authorized or required by law or executive order to be closed.

3. Subordination. The indebtedness of Company evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the following, whether now outstanding or subsequently created, assumed or incurred (collectively, “Senior Indebtedness”): (a) all indebtedness of Company for borrowed money, whether or not evidenced by bonds, debentures, securities, notes or other written instruments; (b) any deferred obligations of Company for the payment of the purchase price of property, goods, materials, assets or services purchased or acquired by Company and accrued liabilities arising in the ordinary course of business; (c) all obligations, contingent or otherwise, of Company in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (d) any capital lease obligations of Company; (e) all obligations of Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (f) any obligation of Company to its depositors or general creditors, as defined for purposes of the capital adequacy regulations of the Board of Governors of the Federal Reserve System applicable to Company, as the same may be amended or modified from time to time (the “Capital Adequacy Regulations”); (g) all obligations of the type referred to in clauses (a) through (f) of other persons for the payment of which Company is responsible or liable as obligor, guarantor or otherwise; and (h) all obligations of the types referred to in clauses (a) through (g) of other persons secured by a lien on any property or asset of Company; except “Senior Indebtedness” does not include (i) the Subordinated Notes, (ii) any obligation that, by its terms, is on parity with the Subordinated Notes, (iii) any indebtedness between Company and any of its Subsidiaries or Affiliates or (iv) the Junior Subordinated Indebtedness (as defined below).

In the event of any insolvency, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to Company, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Subordinated Note. In the event of any such proceeding, liquidation or winding up after payment in full of all sums owing with respect to the Senior Indebtedness, the registered holders of the Subordinated Notes from time to time (collectively, the “Noteholders”), together with the holders of any obligations of Company ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of Company the unpaid principal thereof and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any present or future obligations of Company ranking junior to the Subordinated Notes (collectively, “Junior Subordinated Indebtedness”), which includes any obligation that, by its terms, is subordinated to the Subordinated Notes.

If there shall have occurred and be continuing (a) a default, beyond any applicable grace period, in any payment with respect to any Senior Indebtedness or (b) an event of default, beyond any applicable grace period, with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payment of principal or interest shall be made by Company with respect to this Note. Company shall provide prompt written notice to the Noteholder upon the occurrence of events described in clauses (a) and (b) of the proceeding sentence. The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 3 would be applicable.

Nothing herein shall act to prohibit, limit or impede Company from issuing additional debt of Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

4. Merger and Sale of Assets. Company shall not consolidate or merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a) the continuing entity which results from such consolidation or merger, if not Company, or the person which acquires by conveyance or transfer or which leases the properties and assets of Company substantially as an entirety shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of Company to be performed or observed; and

(b) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

For purposes of the foregoing, any sale, assignment, transfer, lease, or other conveyance of all or any of the properties and assets of one or more Subsidiaries that, if such properties and assets were directly owned by the Company, would constitute all or substantially all of the Company’s properties and assets, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

5. Events of Default; Acceleration. If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) Company or any major subsidiary depository institution (as defined for purposes of the Capital Adequacy Regulations, a “Major Subsidiary Depository Institution”) of Company shall commence a voluntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to Company or all or substantially all of its property, or shall make an assignment for the benefit of creditors; or

(b) a court or other governmental agency or body having jurisdiction shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to Company or a Major Subsidiary Depository Institution of Company or all or substantially all of the property of Company or a Major Subsidiary Depository Institution of Company, or for the winding up of the affairs or business of Company or a Major Subsidiary Depository Institution, and such decree or order shall have remained in force for sixty (60) calendar days; or

(c) Company is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder; or

(d) Company (i) becomes insolvent or is unable to pay its debts as they mature, or (ii) admits in writing its inability to pay its debts as they mature; or

(e) Company materially breaches any of the representations, warranties or covenants made by it in the Agreement; or

(f) Company fails to make any required payment of principal or interest hereunder when due and payable (and, in the case of payment of interest, such failure to pay shall have continued for thirty (30) calendar days);

then, in the case of an Event of Default described in the foregoing clauses (a) or (b), unless the principal of this Note already shall have become due and payable, the Noteholder of this Note, by notice in writing to Company, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration, the same shall become and shall be immediately due and payable. Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.

Company, within ninety (90) calendar days after the receipt of written notice from the Noteholder or any other holder of the Subordinated Notes of the occurrence of an Event of Default with respect to this Subordinated Note, shall mail to all the Noteholders, at their addresses shown on the Security Register (as defined in Section 10 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice, as certified by Company in writing.

6. Failure to Make Payment. In the event of the occurrence of an Event of Default described in Section 5(f), Company will, upon demand of the Noteholder, pay to the Noteholder the whole amount then due and payable on this Subordinated Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Subordinated Note, to the extent permitted by applicable law. If Company fails to pay such amount upon such demand, the Noteholder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against Company and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of Company.

During the continuance of such an Event of Default, Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Company’s capital stock, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Company that rank equal with or junior to the Subordinated Notes, or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Company’s common stock, (ii) any declaration of a noncash dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (iii) as a result of a reclassification of Company’s capital stock or the exchange or conversion of one class or series of Company’s capital stock for another class or series of Company’s capital stock, (iv) the purchase of fractional interests in shares of Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (v) purchases of any class of Company’s common stock related to the issuance of common stock or rights under any benefit plans for Company’s directors, officers or employees or any of Company’s dividend reinvestment plans.

7. Redemption; Prepayment; Capital Treatment Event Redemption. Company, in its discretion, may redeem or prepay any or all of the Subordinated Notes, including this Note, in whole or in part, without premium or penalty, at any time on or after December 9, 2025, and prior to the Maturity Date, but in all cases in a principal amount with integral multiples of $10,000, on any Interest Payment Date at a price of 100% of the principal amount of this Note to be redeemed or prepaid on such date, plus interest accrued and unpaid to the date of redemption or prepayment. If less than the entire amount of the Subordinated Note is to be redeemed or prepaid, the notice of redemption or prepayment shall state the portion of the principal amount to be redeemed or prepaid and shall state that on and after the date fixed for redemption or prepayment, upon surrender of such Subordinated Note, a new Subordinated Note, having the same terms and conditions of the Subordinate Notes, in principal amount equal to the unpaid portion thereof will be issued.

In addition, if all or any portion of the Subordinated Notes cease to be deemed to be Tier 2 Capital, including due to a change in applicable capital regulations (a “Capital Treatment Event”), the Company shall promptly notify the Noteholders thereof, and thereafter the Company and the Noteholders shall work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure, as agreed to by the Company and the Noteholders, the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this section shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Capital Treatment Event. In the event of a Capital Treatment Event, Company shall have the right to redeem, on any Interest Payment Date, all or such portion of the Subordinated Notes at a price of 100% of the principal amount of the Subordinated Notes to be redeemed, plus accrued but unpaid interest to the date of redemption.

In the case of any redemption or prepayment of this Note, Company will give the holders of the Subordinated Notes to be redeemed or prepaid notice not less than thirty (30) nor more than forty-five (45) calendar days prior to the redemption or prepayment date as to the aggregate principal amount to be redeemed or prepaid. In a case where Company is making a redemption or prepayment with respect to the Subordinated Notes in an amount less than the aggregate amount of principal of the Subordinated Notes then outstanding, Company shall effect such partial redemption on a pro rata basis; provided that in no case shall any Subordinated Notes held by any parent company or Subsidiary of Company be deemed to be outstanding.

Any such redemption or prepayment shall be subject to the prior approval of the Board of Governors of the Federal Reserve System (or its designee) or any successor agency to the extent such approval shall then be required by law, regulation or policy.

8. Repayment; Payment Procedures. Company shall repay the aggregate principal amount of the Subordinated Notes, plus all accrued but unpaid interest thereon, in full on the Maturity Date. Payment of the principal and interest payable on the Maturity Date will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the registered Noteholder of this Subordinated Note if such Noteholder shall have previously provided wire instructions to Company, upon presentation and surrender of this Subordinated Note at the Payment Office (as defined in Section 13 below) or at such other place or places as Company shall designate by notice to the registered Noteholders as the Payment Office, provided that this Subordinated Note is presented to Company in time for Company to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer in immediately available funds (if such Noteholder shall have previously provided wire transfer instructions to Company) or check mailed to the registered Noteholder as such person’s address appears on the Security Register (as defined below). Interest payable on any Interest Payment Date shall be payable to the Noteholder in whose name this Subordinated Note is registered at the close of business on the fifteenth (15th) calendar day prior to the applicable Interest Payment Date. To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Subordinated Note, on any amount of principal or interest on this Subordinated Note not paid when due. All payments on this Subordinated Note shall be applied first to accrued interest and then the balance, if any, to principal. Protest, notice of protest, presentment and surrender of this Subordinated Note are hereby waived by Company.

9. Form of Payment. Payments of principal and interest on this Subordinated Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

10. Registration of Transfer; Security Register. Except as otherwise provided herein, this Subordinated Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Noteholder in person, or by his attorney duly authorized in writing, at the Payment Office (as defined in Section 13 below). Company shall maintain a register providing for the registration of the Subordinated

Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Subordinated Note for exchange or registration of transfer, Company shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes in substantially the form hereof of like aggregate principal amount, each in a minimum denomination of $100,000 or any amount in excess thereof which is an integral multiple of $10,000 (and, in the absence of an opinion of counsel satisfactory to Company to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Noteholder. Any Subordinated Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Noteholder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Subordinated Note or Subordinated Notes as Company may reasonably request to comply with applicable law. No exchange or registration of transfer of this Subordinated Note shall be made during the period on or after the fifteenth (15th) day immediately preceding the Maturity Date. This Subordinated Note is subject to the restrictions on transfer contained in the Agreement, a copy of which is on file with Company.

11. Charges and Transfer Taxes. No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Subordinated Note, but Company may require the payment of a sum sufficient to cover any stamp or other tax or governmental fee or charge that may be imposed in connection therewith (or presentation of evidence that such tax, charge or fee has been paid).

12. Ownership. Prior to due presentment of this Subordinated Note for registration of transfer, Company may treat the Noteholder in whose name this Subordinated Note is registered in the Security Register as the absolute owner of this Subordinated Note for receiving payments of principal and interest on this Subordinated Note and for all other purposes whatsoever, whether or not this Subordinated Note be overdue, and Company shall not be affected by any notice to the contrary.

13. Notices. All notices to Company under this Subordinated Note shall be in writing and addressed to Company at 105 Leader Heights Road, PO Box 2887, York, PA 17405, Attention: Chief Financial Officer, or to such other address as Company may notify to the Noteholder (the “Payment Office”). All notices to the Noteholders shall be in writing and sent by first-class mail or recognized commercial overnight courier to each Noteholder at the address as set forth in the Security Register.

14. Denominations. The Subordinated Notes are issuable only as fully registered Subordinated Notes without interest coupons in minimum denominations of $500,000 or any amount in excess thereof which is an integral multiple of $10,000.

15. Absolute and Unconditional Obligation of Company. No provisions of this Subordinated Note shall alter or impair the obligation of Company, which is absolute and unconditional, to pay the principal and interest on this Subordinated Note at the times, places and rate, and in the coin or currency, herein prescribed.

16. Waiver and Consent.

(a) Any consent or waiver given by the Noteholder of this Subordinated Note shall be conclusive and binding upon such Noteholder and upon all future Noteholders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note.

(b) No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(c) Any insured depository institution which shall be a Noteholder of this Note or which otherwise shall have any beneficial ownership interest in this Subordinated Note shall, by its acceptance of such Subordinated Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

17. Further Issues. Company may create and issue additional notes having the same terms and conditions of the Subordinated Notes (except for the issue date, interest rate, issue price, and maturity date) so that such further notes shall be consolidated and form a single series with the Subordinated Notes. Any such issuance will either be registered or issued pursuant to an exemption from registration under the Securities Act.

18. No Sinking Fund; Convertibility. This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any Subsidiary.

19. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the Noteholder and as part of the consideration for the issuance of this Subordinated Note.

20. Governing Law; Interpretation. This Subordinated Note shall be governed by and construed in accordance with applicable federal law of the United States of America and the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles of such state that would result in the application of the laws of another jurisdiction. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 Capital under the Capital Adequacy Regulations, and the terms hereof shall be interpreted in a manner to satisfy such intent.

21. Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of Company, with all other present or future unsecured subordinated debt obligations of Company, except any unsecured subordinated debt that may be expressly stated to be senior to or subordinate to the Subordinated Notes. Any Subordinated Notes held by any parent company or Subsidiary of Company shall not be deemed to be outstanding.

22. Successors and Assigns. This Subordinated Note shall be binding upon the Company and its successors and permitted assigns, and shall inure to the benefit of the Noteholder and its respective successors and permitted assigns. The Noteholder may assign all, or any part of, or any interest in, the Noteholder’s rights and benefits hereunder only to the extent and in the manner permitted in Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of such Agreement as it would have had if it were the Noteholder hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested and its corporate seal to be hereunto affixed.

ATTEST:	CODORUS VALLEY BANCORP, INC.

By:
Name: Timothy J. Neiman	Name: Larry J. Miller
Title: Secretary	Title: Chairman, President &
Chief Executive Officer

ASSIGNMENT AGREEMENT

To assign this Subordinated Note, fill in the form below:

I or we assign and transfer this Subordinated Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Subordinated Note on the books of Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Subordinated Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of Company.

In connection with any transfer or exchange of any of the Subordinated Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Subordinated Notes and the last date, if any, on which such Subordinated Notes were owned by Company or any Affiliate of Company, the undersigned confirms that such Subordinated Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, Company will refuse to register this Subordinated Note in the name of any person other than the registered Noteholder thereof; provided, however, that if box (5), (6) or (7) is checked, Company may require, prior to registering any such transfer of this Subordinated Note, in its sole discretion, such legal opinions, certifications and other information as Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Exchange Act.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Subordinated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:             _____________